Exhibit 99.1

NEWS RELEASE

CONTACTS:	César García
Chairman and Chief Executive Officer
IRIS International, Inc.
818-709-1244
-or-
Ron Stabiner, The Wall Street Group, Inc.
212-888-4848

FOR IMMEDIATE RELEASE:

IRIS INTERNATIONAL ELECTS DAVID T. DELLA PENTA TO BOARD OF DIRECTORS

Former President & COO of Fisher Scientific Also to Serve on Compensation Committee

CHATSWORTH, Calif., August 2, 2010 — IRIS International, Inc. (NasdaqGM: IRIS), a leading manufacturer of automated in-vitro diagnostics systems and consumables for use in hospitals and commercial laboratories worldwide, announced today that it has elected David T. Della Penta, with 40 years of senior executive medical products and finance experience, to its Board of Directors and as a member of the Compensation Committee, increasing the number of independent directors to eight and overall size of the Board to 10 members.

Mr. Della Penta, from 1998-2006, served as President and Chief Operating Officer of Fisher Scientific International, Inc., a world leading provider of products and services to the scientific research and clinical laboratory markets, which merged with Thermo Electron Corp., to become Thermo Fisher Scientific , Inc. (NYSE: TMO), in 2006. Under Mr. Della Penta’s leadership, Fisher Scientific grew significantly with revenues increasing to some $5.5 billion in 2005 from $2.25 billion in 1998. During his tenure, he was active in M&A having integrated more than 25 acquisitions, most notably the $2.5 billion acquisition of Apogent Technologies from Sybron Corporation in 2005.

“We are delighted to have an executive of David’s caliber as a member of our Board of Directors,” stated César García, Chairman, President and Chief Executive Officer of IRIS. “His deep understanding of the international medical diagnostics space, and diverse markets and products, coupled with his extensive senior executive and finance experience, will be a valuable addition to our Board. We look forward to his contributions.”

Following the Thermo Fisher merger, from 2007 to the present, Mr. Della Penta, served as Founding Partner and Board member of Challenger Capital, a leading independent financial services institution, offering a full suite of investment banking products including M&A advisory, capital raising, and restructuring services.

From 1989-1998, Mr. Della Penta served as President of Nalge Nunc International, a former subsidiary of Sybron International, and a producer of a wide array of plastic items for industrial and laboratory use, which is credited with pioneering the use of plastic in laboratory and industrial applications.

Mr. Della Penta began his career in 1970 with Sybron International Corp., a leading manufacturer of products for the laboratory and professional orthodontic and dental markets in the United States and abroad, where until 1989, he served in various executive capacities including Vice President, Manufacturing and Vice President Marketing, as well as Vice President and Controller of the Nalge Division.

Mr. Della Penta received his Bachelor of Arts in Business Administration and an Executive MBA from the Rochester Institute of Technology in 1969 and 1981, respectively. He is a current Board member of YSI Incorporated., a private developer and manufacturer of sensors, instruments, software, and data collection platforms for environmental water quality monitoring and testing. He is a past chairman and Board member of the Laboratory Products Association and former Chairman of the Scientific Apparatus Manufacturers Association.

The Board was advised by Heidrick & Struggles, Inc., in its selection process.

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About IRIS International, Inc.

IRIS International is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of automated urine microscopy and chemistry systems, with an installed base of more than 2,800 systems in more than 50 countries. The Company is expanding its core imaging and morphology expertise into related markets and is developing applications in hematology and urinary tract infections. In addition, the Company is developing molecular diagnostic tests based on its Nucleic Acid Detection Immunoassay, or NADiA®, platform, with applications in oncology and infectious disease. For more information visit www.proiris.com.

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